Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer
412 227 2231
ZugayMJ@koppers.com

Koppers Holdings Inc. Reports Second Quarter 2020 Results

PITTSBURGH, August 5, 2020 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, today reported net income attributable to Koppers for the second quarter of $29.2 million, or $1.39 per diluted share, a second-quarter record, compared to net income of $14.7 million, or $0.70 per diluted share, in the prior year quarter.  Beginning in 2020, results of Koppers (Jiangsu) Carbon Chemical Company Limited (KJCC) are classified as held for sale and as discontinued operations for the current year as well as the comparable prior year period due to its pending divestiture.

The adjusted net income and adjusted earnings per share (EPS) from continuing operations for the second quarter of 2020 were $26.7 million and $1.27 per share, a second-quarter record, compared to $24.1 million and $1.14 per share in the prior year quarter, respectively.

Adjustments to pre-tax income excluded $3.7 million in earnings for the second quarter of 2020, compared with $13.0 million in charges for the prior year quarter. For both periods, the adjustments included restructuring expenses as well as non-cash effects related to LIFO and mark-to-market commodity hedging.

The operating profit was $49.7 million, a second-quarter record, or 11.4 percent, compared with $38.1 million, or 8.6 percent, in the prior year period.  The operating profit margin is calculated as a percentage of sales.

For the second quarter of 2020, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was $59.6 million, or 13.7 percent, compared with $63.2 million, or 14.2 percent, in the prior year quarter.  The adjusted EBITDA margin is calculated as a percentage of sales.

Additional items excluded from adjusted EBITDA in the second quarter of 2020 totaled $4.6 million of pre-tax benefits, compared with $11.8 million of pre-tax charges in the prior year quarter.  For both periods, the adjustments included restructuring expenses as well as non-cash effects related to LIFO and mark-to-market commodity hedging.

Consolidated sales were $436.6 million for the second quarter of 2020, a decrease of $7.2 million, or 1.6 percent, from sales of $443.8 million in the prior year quarter.  Excluding a negative impact from foreign currency translation of $3.7 million, sales were lower by $3.5 million, or 0.8 percent.

Sales for the Railroad and Utility Products and Services (RUPS) segment, a second-quarter record, were higher due to increased crosstie volumes, favorable pricing for commercial crossties, and higher volumes of utility poles, partially offset by weaker demand in its Railroad Structures and Recovery Resources businesses.  The increased profitability for RUPS, also a second-quarter record, was primarily driven by a favorable margin mix from the utility pole and maintenance-of-way businesses.  The Performance Chemicals (PC) segment reported record sales and record adjusted profitability, as demand for its copper-based wood preservatives benefited from increased home repair and remodeling activities during the pandemic.  The Carbon Materials and Chemicals (CMC) segment sales and profitability were negatively affected by softening demand in its end markets and lower pricing due to the steep decline in oil prices.

President and CEO Leroy Ball said, “Final results for the second quarter were in line with what was communicated in our press release issued on July 27, 2020.  I remain heartened by the resiliency of our various businesses throughout the pandemic thus far, and look to continue building upon our first-half success over the balance of this year.”

Second-Quarter Financial Performance

•

Sales for RUPS of $209.9 million, which was a second-quarter record, increased by $10.8 million, or 5.4 percent, compared to sales of $199.1 million in the prior year quarter.  Excluding an unfavorable impact from foreign currency translation of $0.5 million, sales increased by $11.3 million, or 5.7 percent, from the prior year quarter.  The sales increase was primarily due to higher crosstie volumes to Class I customers, favorable pricing in the commercial crosstie market, and improved demand for utility poles in the U.S. and Australia, partially offset by lower activity in maintenance-of-way businesses.  Operating profit for the second quarter was $16.2 million, or 7.7 percent, compared with operating profit of $11.8 million, or 5.9 percent, in the prior year quarter.  Adjusted EBITDA, a second-quarter record, was $23.2 million, or 11.1 percent, in the second quarter, compared with $18.9 million, or 9.5 percent, in the prior year quarter.  The margin expansion was primarily driven by higher profitability in the domestic utility pole business and maintenance-of-way projects, increased crosstie production, and lower selling, general and administrative costs.

•

Sales for PC of $137.1 million, which represented a record quarter, increased by $16.3 million, or 13.5 percent, compared to sales of $120.8 million in the prior year quarter.  Excluding an unfavorable impact from foreign currency translation of $1.9 million, sales increased by $18.2 million, or 15.1 percent, from the prior year quarter.  The sales increase was driven by strong demand for copper-based preservatives in North America as consumers continued with home improvement projects during the ongoing COVID-19 pandemic, partially offset by lower market demand in all international markets.  Operating profit was $32.6 million, or 23.8 percent, for the second quarter, compared with $14.0 million, or 11.6 percent, in the prior year quarter.  The year-over-year increase was due to higher sales and $10.1 million of mark-to-market copper hedging gains compared to the prior year period.  Adjusted EBITDA, a quarterly record, was $29.2 million, or 21.3 percent, for the second quarter, compared with $21.0 million, or 17.4 percent, in the prior year quarter.  The profitability increase was primarily due to higher sales volumes, higher absorption on higher production volumes and lower year-over-year raw material prices, partially offset by lower contributions from international businesses.

•

Sales for CMC totaling $89.6 million decreased by $34.3 million, or 27.7 percent, compared to sales of $123.9 million in the prior year quarter. Excluding an unfavorable impact from foreign currency translation of $1.3 million, sales decreased by $33.0 million, or 26.7 percent, from the prior year quarter.  The lower average oil prices as well as a slowdown of markets during the pandemic has resulted in lower volumes and prices for carbon pitch globally, reduced volumes and prices for phthalic anhydride in North America, and reduced prices for carbon black feedstock in Europe and Australia.  Operating profit was $1.5 million, or 1.7 percent, in the second quarter, compared with $13.0 million, or 10.5 percent, in the prior year quarter.  Adjusted EBITDA was $7.1 million, or 7.9 percent in the second quarter, compared with $23.7 million, or 19.1 percent, in the prior year quarter.  The lower profitability was primarily from demand weakness and pricing pressures related to sudden end market contraction, as well as lower oil prices.

•	Capital expenditures for the six months ended June 30, 2020, were $26.5 million compared with $18.5 million for the prior year period.
•

At June 30, 2020, total debt was $907.1 million and, net of cash and cash equivalents, the net debt was $874.1 million, compared with total debt of $953.2 million and net debt of $899.0 million at March 31, 2020, and total debt of $901.2 million and net debt of $868.9 million at December 31, 2019.  Compared to March 31, 2020, total debt was lower by $46.1 million and net debt was lower by $24.9 million.  Compared to December 31, 2019, total debt was higher by $5.9 million and net debt was higher by $5.2 million.  At June 30, 2020, the company’s net leverage ratio was 4.5, unchanged from March 31, 2020, and 4.3 at December 31, 2019.

Monthly Business Update

Koppers management plans to provide its next monthly business update on August 25, 2020, to discuss its July 2020 operations, including sales by business segment and related market trends.  The company also will conduct a conference call on that day to provide additional commentary to the investment community, which will be broadcast live on www.koppers.com and a replay will be made available following the event.

Pending Divestiture of Koppers (Jiangsu) Carbon Chemical Company Limited

In February, Koppers announced that it entered into a definitive agreement to sell Koppers (Jiangsu) Carbon Chemical Company Limited (KJCC), a 75-percent owned China coal tar distillation business with the remaining 25 percent owned by Yizhou Group Company Limited.

On April 29, 2020, the State Administration for Market Regulation of China (SAMR) decided not to conduct further review and gave approval for the pending divestiture to proceed, which represents a significant step in the process.  Koppers continues to work diligently toward the goal of closing the transaction in the third-quarter timeframe. Closing is subject to satisfaction of various closing conditions contained in the definitive agreement.  The company expects to realize approximately $65 million of net cash, after taxes and expenses, and plans to apply the cash proceeds toward debt reduction.

2020 Outlook

Although the worldwide effects of the COVID-19 pandemic are continuing to unfold, based on current market and customer indications, Koppers expects that 2020 sales will be approximately $1.6 billion.  By comparison, sales in 2019 (excluding KJCC) were $1.65 billion.  Accordingly, Koppers expects adjusted EBITDA will be approximately $190 million to $200 million for 2020, compared with adjusted EBITDA of $201 million in the prior year.

The effective tax rate for adjusted net income in 2020 is projected to be approximately 25 percent, compared to the tax rate in 2019, excluding special tax items, of 26 percent and adjusted EPS is forecasted to be in the range of $3.10 to $3.40, compared with adjusted EPS of $3.31 in the prior year.

Koppers does not provide reconciliations of guidance for adjusted EBITDA and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception.  Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures.  These items include restructuring, impairment, non-cash LIFO charges, acquisition-related costs, and non-cash mark-to-market commodity hedging that are difficult to predict in advance in order to include in a GAAP estimate and may be significant.

Koppers continues to anticipate investments of $50 million to $60 million in capital expenditures in 2020, which are primarily related to improving the safety and reliability of its existing infrastructure.

Additionally, Koppers plans to reduce debt by approximately $120 million in 2020, which includes and will be contingent on the successful closing of the KJCC divestiture.

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."  For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael Zugay at 412-227-2231 or Quynh McGuire at 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures.  Koppers believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and net leverage ratio provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.  In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure.  Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures.  Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release:  Unaudited Reconciliation of Operating Profit to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; Unaudited Reconciliation of Total Debt to Net Debt and Net Leverage Ratio; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA on a Latest Twelve Month Basis.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows.  All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements.  Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; the length and extent of economic contraction as a result of the coronavirus (COVID-19) pandemic; disruption in the U.S. and global financial markets; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission.  Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Koppers Holdings Inc.

Unaudited Condensed Consolidated Statement of Operations

(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net sales	$436.6	$443.8	$838.5	$820.7
Cost of sales	334.7	351.1	675.0	652.9
Depreciation and amortization	13.3	12.5	26.8	26.1
Impairment and restructuring charges	4.1	3.8	3.9	4.1
Selling, general and administrative expenses	34.8	38.3	69.5	75.2
Operating profit	49.7	38.1	63.3	62.4
Other income (loss), net	0.5	(0.1)	1.0	0.4
Interest expense	12.8	15.7	26.8	32.0
Income from continuing operations before income taxes	37.4	22.3	37.5	30.8
Income tax provision	8.0	8.0	6.2	6.8
Income from continuing operations	29.4	14.3	31.3	24.0
Income (loss) from discontinued operations, net of tax benefit (expense) of $0.2, $0.0, $1.0, and $(1.1)	0.0	0.1	(4.4)	2.8
Net income	29.4	14.4	26.9	26.8
Net income (loss) attributable to noncontrolling interests	0.2	(0.3)	(0.9)	0.6
Net income attributable to Koppers	$29.2	$14.7	$27.8	$26.2
Earnings (loss) per common share attributable to Koppers common shareholders:
Basic -
Continuing operations	$1.40	$0.70	$1.50	$1.17
Discontinued operations	(0.01)	0.02	(0.17)	0.10
Earnings per basic common share	$1.39	$0.72	$1.33	$1.27
Diluted -
Continuing operations	$1.40	$0.68	$1.49	$1.15
Discontinued operations	(0.01)	0.02	(0.17)	0.10
Earnings per diluted common share	$1.39	$0.70	1.32	1.25
Comprehensive income	$73.7	$9.6	$22.8	$30.3
Comprehensive income (loss) attributable to noncontrolling interests	0.2	(0.6)	(1.0)	0.6
Comprehensive income attributable to Koppers	$73.5	$10.2	$23.8	$29.7
Weighted average shares outstanding (in thousands):
Basic	21,001	20,662	20,927	20,619
Diluted	21,068	21,044	21,084	20,949

Koppers Holdings Inc.

Unaudited Condensed Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	June 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$33.0	$32.3
Accounts receivable, net of allowance of $2.5 and $2.6	189.2	161.7
Income tax receivable	3.6	1.1
Inventories, net	261.1	288.5
Assets of discontinued operations held for sale	68.1	17.1
Other current assets	18.1	18.8
Total current assets	573.1	519.5
Property, plant and equipment, net	369.3	358.8
Operating lease right-of-use assets	102.7	112.3
Goodwill	294.4	296.1
Intangible assets, net	157.8	168.4
Deferred tax assets	25.9	23.7
Non-current assets of discontinued operations held for sale	0.0	59.3
Other assets	32.6	26.5
Total assets	$1,555.8	$1,564.6
Liabilities
Accounts payable	$131.1	$162.8
Accrued liabilities	96.1	89.3
Current operating lease liabilities	21.0	22.0
Current maturities of long-term debt	10.2	10.2
Liabilities of discontinued operations held for sale	34.4	11.9
Total current liabilities	292.8	296.2
Long-term debt	896.9	891.0
Accrued postretirement benefits	46.4	46.6
Deferred tax liabilities	6.7	6.8
Operating lease liabilities	83.1	91.5
Non-current liabilities of discontinued operations held for sale	0.0	25.1
Other long-term liabilities	43.6	48.7
Total liabilities	1,369.5	1,405.9
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 23,620,402 and 23,321,087 shares issued	0.2	0.2
Additional paid-in capital	228.0	221.9
Retained earnings	121.6	93.8
Accumulated other comprehensive loss	(81.8)	(77.7)
Treasury stock, at cost, 2,574,675 and 2,515,925 shares	(92.1)	(90.9)
Total Koppers shareholders’ equity	175.9	147.3
Noncontrolling interests	10.4	11.4
Total equity	186.3	158.7
Total liabilities and equity	$1,555.8	$1,564.6

Koppers Holdings Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

(Dollars in millions)

	Six Months Ended June 30,
	2020	2019
Cash provided by (used in) operating activities:
Net income	$26.9	$26.8
Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization	27.3	28.0
Stock-based compensation	5.5	5.9
Change in derivative liability	(0.3)	(1.3)
Non-cash interest expense	1.3	1.2
Loss on disposal of assets and investment	0.0	0.3
Insurance proceeds	0.0	(3.0)
Deferred income taxes	(4.7)	0.4
Change in other liabilities	0.8	(4.3)
Other - net	1.0	(1.1)
Changes in working capital:
Accounts receivable	(31.7)	(25.4)
Inventories	28.8	5.9
Accounts payable	(34.3)	(30.5)
Accrued liabilities	(0.2)	(6.0)
Other working capital	1.8	4.5
Net cash provided by operating activities	22.2	1.4
Cash (used in) provided by investing activities:
Capital expenditures	(26.5)	(18.5)
Insurance proceeds received	0.0	3.0
Net cash provided by divestitures and asset sales	0.1	0.5
Net cash used in investing activities	(26.4)	(15.0)
Cash provided by (used in) financing activities:
Net increase in credit facility borrowings	9.9	35.0
Repayments of long-term debt	(5.1)	(18.7)
Issuances of Common Stock	0.5	0.6
Repurchases of Common Stock	(1.2)	(0.9)
Payment of debt issuance costs	(0.2)	(0.9)
Net cash provided by financing activities	3.9	15.1
Effect of exchange rate changes on cash	0.8	0.0
Change in cash and cash equivalents of discontinued operations held for sale	0.2	(0.8)
Net increase in cash and cash equivalents	0.7	0.7
Cash and cash equivalents at beginning of period	$32.3	$37.4
Cash and cash equivalents at end of period	$33.0	$38.1
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflow from operating leases	$15.1	$15.3
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$1.7	$16.5
Supplemental disclosure of cash flow information:
Non-cash investing activities
Accrued capital expenditures	$2.3	$4.8

UNAUDITED SEGMENT INFORMATION

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$209.9	$199.1	$399.9	$365.2
Performance Chemicals	137.1	120.8	248.5	219.8
Carbon Materials and Chemicals	89.6	123.9	190.1	235.7
Total	$436.6	$443.8	$838.5	$820.7
Operating profit (loss):
Railroad and Utility Products and Services	$16.2	$11.8	$25.4	$20.5
Performance Chemicals	32.6	14.0	36.7	26.8
Carbon Materials and Chemicals	1.5	13.0	2.2	16.2
Corporate Unallocated	(0.6)	(0.7)	(1.0)	(1.1)
Total	$49.7	$38.1	$63.3	$62.4
Operating profit (loss) margin:
Railroad and Utility Products and Services	7.7%	5.9%	6.4%	5.6%
Performance Chemicals	23.8%	11.6%	14.8%	12.2%
Carbon Materials and Chemicals	1.7%	10.5%	1.2%	6.9%
Total	11.4%	8.6%	7.5%	7.6%
Depreciation and amortization:
Railroad and Utility Products and Services	$5.0	$4.8	$9.9	$9.6
Performance Chemicals	4.4	4.6	8.9	9.5
Carbon Materials and Chemicals	3.9	3.1	8.0	7.0
Total	$13.3	$12.5	$26.8	$26.1
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$23.2	$18.9	$36.6	$33.2
Performance Chemicals	29.2	21.0	46.2	36.4
Carbon Materials and Chemicals	7.1	23.7	14.1	35.2
Corporate Unallocated	0.1	(0.4)	0.3	(0.7)
Total	$59.6	$63.2	$97.2	$104.1
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	11.1%	9.5%	9.2%	9.1%
Performance Chemicals	21.3%	17.4%	18.6%	16.6%
Carbon Materials and Chemicals	7.9%	19.1%	7.4%	14.9%
Total	13.7%	14.2%	11.6%	12.7%

(1)	The tables below describe the adjustments to EBITDA for the three and six months ended June 30, 2020 and 2019, respectively.
(2)	Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Three Months Ended June 30, 2020
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$16.2	$32.6	$1.5	$(0.6)	$49.7
Other income (loss)	(0.4)	0.4	0.0	0.7	0.7
Depreciation and amortization	5.0	4.4	3.9	0.0	13.3
Depreciation in impairment and restructuring charges	0.7	0.0	0.0	0.0	0.7
EBITDA with noncontrolling interest	$21.5	$37.4	$5.4	$0.1	$64.4
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	3.3	0.0	3.3
Non-cash LIFO benefit	(1.8)	0.0	(1.6)	0.0	(3.4)
RUPS treating plant closures	3.5	0.0	0.0	0.0	3.5
Mark-to-market commodity hedging	0.0	(8.2)	0.0	0.0	(8.2)
Adjusted EBITDA	$23.2	$29.2	$7.1	$0.1	$59.6
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	39.0%	49.1%	11.9%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Three Months Ended June 30, 2019
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$11.8	$14.0	$13.0	$(0.7)	$38.1
Other income (loss)	(0.3)	0.5	(0.5)	0.3	0.0
Depreciation and amortization	4.8	4.6	3.1	0.0	12.5
Depreciation in impairment and restructuring charges	0.0	0.0	0.9	0.0	0.9
EBITDA with noncontrolling interest	$16.3	$19.1	$16.5	$(0.4)	$51.5
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	6.9	0.0	6.9
Non-cash LIFO expense	2.4	0.0	0.3	0.0	2.7
RUPS treating plant closures	0.2	0.0	0.0	0.0	0.2
Mark-to-market commodity hedging	0.0	1.9	0.0	0.0	1.9
Adjusted EBITDA	$18.9	$21.0	$23.7	$(0.4)	$63.2
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	29.7%	33.0%	37.3%

*A reconciliation of segment net income to adjusted segment EBITDA is not available without unreasonable efforts as we do not measure net income at the segment level or use it as a measure of operating performance.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Six Months Ended June 30, 2020
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$25.4	$36.7	$2.2	$(1.0)	$63.3
Other income (loss)	(0.7)	0.9	(0.4)	1.3	1.1
Depreciation and amortization	9.9	8.9	8.0	0.0	26.8
Depreciation in impairment and restructuring charges	0.7	0.0	0.0	0.0	0.7
EBITDA with noncontrolling interest	$35.3	$46.5	$9.8	$0.3	$91.9
Unusual items impacting net income:
CMC restructuring	0.0	0.0	6.0	0.0	6.0
Non-cash LIFO expense	(2.3)	0.0	(1.7)	0.0	(4.0)
RUPS treating plant closures	3.6	0.0	0.0	0.0	3.6
Mark-to-market commodity hedging	0.0	(0.3)	0.0	0.0	(0.3)
Adjusted EBITDA	$36.6	$46.2	$14.1	$0.3	$97.2
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	37.8%	47.7%	14.6%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Six Months Ended June 30, 2019
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$20.5	$26.8	$16.2	$(1.1)	$62.4
Other income (loss)	(0.5)	1.3	(0.8)	0.4	0.4
Depreciation and amortization	9.6	9.5	7.0	0.0	26.1
Depreciation in impairment and restructuring charges	0.0	0.0	1.2	0.0	1.2
EBITDA with noncontrolling interest	$29.6	$37.6	$23.6	$(0.7)	$90.1
Unusual items impacting net income:
CMC restructuring	0.0	0.0	11.3	0.0	11.3
Non-cash LIFO expense	3.4	0.0	0.3	0.0	3.7
RUPS treating plant closures	0.2	0.0	0.0	0.0	0.2
Mark-to-market commodity hedging	0.0	(1.2)	0.0	0.0	(1.2)
Adjusted EBITDA	$33.2	$36.4	$35.2	$(0.7)	$104.1
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	31.7%	34.7%	33.6%

*A reconciliation of segment net income to adjusted segment EBITDA is not available without unreasonable efforts as we do not measure net income at the segment level or use it as a measure of operating performance.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income	$29.4	$14.4	$26.9	$26.8
Interest expense	12.8	15.7	26.8	32.0
Depreciation and amortization	13.3	12.5	26.8	26.1
Depreciation in impairment and restructuring charges	0.7	0.9	0.7	1.2
Income taxes	8.0	8.0	6.2	6.8
Income (loss) from discontinued operations	0.0	(0.1)	4.4	(2.8)
EBITDA with noncontrolling interests	64.2	51.4	91.8	90.1
Unusual items impacting net income
Impairment, restructuring and plant closure costs	7.0	7.1	9.7	11.5
Non-cash LIFO (benefit) expense	(3.4)	2.7	(4.0)	3.7
Mark-to-market commodity hedging	(8.2)	2.0	(0.3)	(1.2)
Total adjustments	(4.6)	11.8	5.4	14.0
Adjusted EBITDA	$59.6	$63.2	$97.2	$104.1

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income attributable to Koppers	$29.2	$14.7	$27.8	$26.2
Unusual items impacting net income
Impairment, restructuring and plant closure costs	8.0	8.5	11.4	14.4
Non-cash LIFO (benefit) expense	(3.4)	2.6	(4.1)	3.7
Mark-to-market commodity hedging	(8.3)	1.9	(0.3)	(1.3)
Total adjustments	(3.7)	13.0	7.0	16.8
Adjustments to income tax and noncontrolling interests
Income tax on adjustments to pre-tax income	1.0	(3.2)	(1.6)	(5.4)
Noncontrolling interest	0.2	(0.3)	(0.9)	0.6
Effect on adjusted net income	(2.5)	9.5	4.5	12.0
Adjusted net income including discontinued operations	26.7	24.2	32.3	38.2
Income (loss) from discontinued operations	0.0	(0.1)	4.4	(2.8)
Adjusted net income attributable to Koppers	$26.7	$24.1	$36.7	$35.4

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income attributable to Koppers	$29.2	$14.7	$27.8	$26.2
Adjusted net income attributable to Koppers	$26.7	$24.1	$36.7	$35.4
Denominator for diluted earnings per share (in thousands)	21,068	21,044	21,084	20,949
Earnings per share:
Diluted earnings per share	$1.39	$0.70	$1.32	$1.25
Adjusted earnings per share	$1.27	$1.14	$1.74	$1.69

UNAUDITED RECONCILIATION OF TOTAL DEBT TO NET DEBT AND NET LEVERAGE RATIO

(In millions)

		Twelve months ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 30, 2019
Total Debt	$907.1	$953.2	$901.2	$959.1	$1,001.0	$1,002.7
Less: Cash	33.0	54.2	32.3	30.8	38.1	32.7
Net Debt	$874.1	$899.0	$868.9	$928.3	$962.9	$970.0
Adjusted EBITDA	$194.2	$197.9	$201.1	$206.6	$203.4	$191.5
Net Leverage Ratio	4.5	4.5	4.3	4.5	4.7	5.1

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

ON A LATEST TWELVE MONTH BASIS

(In millions)

		Twelve months ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Net income	$67.4	$52.4	$67.4	$44.8	$31.4	$18.0
Interest expense	56.6	59.8	61.9	63.4	62.2	60.2
Depreciation and amortization	54.9	54.3	54.6	53.5	52.0	52.6
Income tax provision	(0.6)	(0.6)	0.0	11.9	17.7	15.5
Discontinued operations, net of tax	3.6	3.4	(3.7)	(5.7)	(1.4)	(3.4)
EBITDA	181.9	169.3	180.2	167.9	161.9	142.9
Unusual items impacting net income:
Impairment, restructuring and plant closure	18.5	18.8	20.4	26.1	27.2	23.5
Non-cash LIFO (benefit) expense	(3.1)	2.8	4.5	11.2	11.6	12.0
Mark-to-market commodity hedging	(3.1)	7.0	(4.0)	1.3	1.1	0.3
Acquisition and exit activity related costs	0.0	0.0	0.0	0.1	1.6	12.8
Adjusted EBITDA with noncontrolling interests	$194.2	$197.9	$201.1	$206.6	$203.4	$191.5